Exhibit 10.2

AMENDMENT NO. 1 TO SIXTH AMENDED AND RESTATED

RECEIVABLES PURCHASE AGREEMENT

AND

REAFFIRMATION OF PERFORMANCE UNDERTAKING

This Amendment No. 1 to Sixth Amended and Restated Receivables Purchase Agreement (this “Amendment”) is entered into as of August 14, 2014, among Dairy Group Receivables, L.P., a Delaware limited partnership (“Dairy Group”) and Dairy Group Receivables II, L.P., a Delaware limited partnership (“Dairy Group II” and, together with Dairy Group, the “Sellers” and each, a “Seller”), each of the parties listed on the signature pages hereof as a Servicer (each, a “Servicer” and collectively, the “Servicers”), each of the parties listed on the signature pages hereof as a Financial Institution (each, a “Financial Institution” and collectively, the “Financial Institutions”), each of the parties listed on the signature pages hereof as a Company (each, a “Company” and collectively, the “Companies”), Cooperatieve Centrale Raiffeisen - Boerenleenbank B.A. “Rabobank International”, New York Branch, as Agent (the “Agent”), PNC Bank, National Association, as LC Bank, and Dean Foods Company, as Provider (“Provider”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Sixth Amended and Restated Receivables Purchase Agreement, dated as of June 12, 2014, among the Sellers, the Servicers, the Financial Institutions, the Companies, the LC Bank and the Agent (the “Existing Agreement,” and as further amended from time to time, the “Receivables Purchase Agreement”).

R E C I T A L S:

WHEREAS, in connection with the Receivables Purchase Agreement, Provider entered into each of (i) that certain Fourth Amended and Restated Performance Undertaking, dated as of June 12, 2014, by Provider in favor of Dairy Group and (ii) that certain Third Amended and Restated Dean Performance Undertaking, dated as of June 12, 2014, by Provider in favor of Dairy Group II (collectively, the “Performance Undertakings”);

WHEREAS, the Sellers, the Servicers, the Companies, the Financial Institutions and the Agent desire to amend the Receivables Purchase Agreement and Provider desires to reaffirm its obligations under the Performance Undertakings, all as more fully described herein.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Amendment to Receivables Purchase Agreement. Subject to the terms and conditions set forth herein and upon satisfaction of the conditions precedent set forth in Section 3 hereof, Annex A to Exhibit I to the Receivables Purchase Agreement is hereby amended as shown on Exhibit A hereto.

Section 2. Reaffirmation of Performance Guaranty. Provider acknowledges the amendments to the Receivables Purchase Agreement effected hereby and reaffirms that its obligations under each of the Performance Undertakings and each other Transaction Document to which it is a party continue in full force and effect with respect to the Receivables Purchase Agreement.

Section 3. Conditions to Effectiveness of Amendment. This Amendment shall become effective as of the date hereof upon the satisfaction of the following conditions precedent:

(a) Amendment. The Agent shall have received, on or before the date hereof, executed counterparts of this Amendment duly executed by each Company, each Seller, the Agent and the Required Purchasers.

(b) Fee Letter. The Agent shall have received, on or before the date hereof, executed counterparts of the amendment and restatement of the Fee Letter dated as of the date hereof duly executed by each of the parties thereto, and the Agent and the Purchasers shall have received all fees and expenses required to be paid on or prior to the date hereof pursuant to the terms of the Fee Letter, as so amended and restated.

(c) Representations and Warranties. As of the date hereof, both before and after giving effect to this Amendment, all of the representations and warranties contained in the Receivables Purchase Agreement and in each other Transaction Document (except representations and warranties which relate to a specific date, which were true and correct as of such date) shall be true and correct as though made on and as of the date hereof (and by its execution hereof, each Seller Party shall be deemed to have represented and warranted such).

(d) No Amortization Event or Potential Amortization Event. As of the date hereof, both before and after giving effect to this Amendment, no Amortization Event or Potential Amortization Event shall have occurred and be continuing (and by its execution hereof, each Seller Party shall be deemed to have represented and warranted such).

Section 6. Miscellaneous.

(a) Effect; Ratification. The amendments set forth herein are effective solely for the purposes set forth herein and shall be limited precisely as written, and shall not be deemed to (i) be a consent to any amendment, waiver or modification of any other term or condition of the Receivables Purchase Agreement or of any other instrument or agreement referred to therein; or (ii) prejudice any right or remedy which the Companies, the Financial Institutions or the Agent may now have or may have in the future under or in connection with the Receivables Purchase Agreement or any other instrument or agreement referred to therein. Each reference in the Receivables Purchase Agreement to “this Agreement,” “herein,” “hereof” and words of like import and each reference in the other Transaction Documents to the “Receivables Purchase Agreement” or to the “Purchase Agreement” or to the Receivables Purchase Agreement shall mean the Receivables Purchase Agreement, as amended hereby. This Amendment shall be construed in connection with and as part of the Receivables Purchase Agreement and all terms, conditions, representations, warranties, covenants and agreements set forth in the Receivables Purchase Agreement and each other instrument or agreement referred to therein, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

(b) Transaction Documents. This Amendment is a Transaction Document executed pursuant to the Receivables Purchase Agreement and shall be construed, administered and applied in accordance with the terms and provisions thereof.

(c) Costs, Fees and Expenses. Each Seller agrees to reimburse the Agent and the Purchasers upon demand for all costs, fees and expenses (including the reasonable fees and expenses of counsel to the Agent and the cost of rating the Commercial Paper by independent financial rating agencies) incurred in connection with the preparation, execution and delivery of this Amendment.

(d) Counterparts. This Amendment may be executed in any number of counterparts, each such counterpart constituting an original and all of which when taken together shall constitute one and the same instrument.

(e) Severability. Any provision contained in this Amendment which is held to be inoperative, unenforceable or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions of this Amendment in that jurisdiction or the operation, enforceability or validity of such provision in any other jurisdiction.

(f) GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

DAIRY GROUP RECEIVABLES, L.P., as Seller

By:	Dairy Group Receivables GP, LLC,
Its:	General Partner

By	/s/ Timothy A. Smith
Name:	Timothy A. Smith
Title:	President and Treasurer

DAIRY GROUP RECEIVABLES II, L.P., as Seller

By:	Dairy Group Receivables GP II, LLC,
Its:	General Partner

By	/s/ Timothy A. Smith
Name:	Timothy A. Smith
Title:	President and Treasurer

[Signature Page to Amendment No.1 to Sixth Amended and Restated Receivables Purchase Agreement]

NIEUW AMSTERDAM RECEIVABLES CORPORATION, as a Company

By:	/s/ David V. DeAngelis
Name:	David V. DeAngelis
Title:	Vice President

[Signature Page to Amendment No.1 to Sixth Amended and Restated Receivables Purchase Agreement]

COÖPERATIEVE CENTRALE RAIFFEISEN - BOERENLEENBANK B.A. “Rabobank Nederland”, New York Branch, as a Financial Institution, an LC Participant and Agent

By:	/s/ Christopher Lew
Name:	Christopher Lew
Title:	Vice President

By:	/s/ Raymond Dixon
Name:	Raymond Dixon
Title:	Exec. Director

[Signature Page to Amendment No.1 to Sixth Amended and Restated Receivables Purchase Agreement]

SUNTRUST BANK, as a Company, Financial Institution, and LC Participant

By:	/s/ Michael Peden
Name:	Michael Peden
Title:	Vice President

[Signature Page to Amendment No.1 to Sixth Amended and Restated Receivables Purchase Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Company, Financial Institution, LC Participant and LC Bank

By:	/s/ Mark S. Falcione
Name:	Mark S. Falcione
Title:	Executive Vice President

[Signature Page to Amendment No.1 to Sixth Amended and Restated Receivables Purchase Agreement]

ATLANTIC ASSET SECURITIZATION LLC, as a Company

By:	/s/ Konstantina Kourmpetis
Name:	Konstantina Kourmpetis
Title:	Managing Director

By:	/s/ Michael Regan
Name:	Michael Regan
Title:	Managing Director

[Signature Page to Amendment No.1 to Sixth Amended and Restated Receivables Purchase Agreement]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Financial Institution and LC Participant

By:	/s/ Konstantina Kourmpetis
Name:	Konstantina Kourmpetis
Title:	Managing Director

By:	/s/ Michael Regan
Name:	Michael Regan
Title:	Managing Director

[Signature Page to Amendment No.1 to Sixth Amended and Restated Receivables Purchase Agreement]

DEAN FOODS COMPANY, as a Provider

By	/s/ Timothy A. Smith
Name:	Timothy A. Smith
Title:	Senior Vice President and Treasurer

DEAN DAIRY HOLDINGS, LLC, as a Servicer
SUIZA DAIRY GROUP, LLC, as a Servicer

By	/s/ Timothy A. Smith
Name:	Timothy A. Smith
Title:	Senior Vice President, Finance and Treasurer

[Signature Page to Amendment No.1 to Sixth Amended and Restated Receivables Purchase Agreement]

ALTA-DENA CERTIFIED DAIRY, LLC, as a Servicer
BERKELEY FARMS, LLC, as a Servicer
COUNTRY FRESH, LLC, as a Servicer
DEAN EAST, LLC as a Servicer
DEAN EAST II, LLC as a Servicer
DEAN FOODS NORTH CENTRAL, LLC, as a Servicer
DEAN WEST, LLC, as a Servicer
DEAN WEST II, LLC, as a Servicer
GANDY’S DAIRIES, LLC, as a Servicer
GARELICK FARMS, LLC, as a Servicer
LAND-O-SUN DAIRIES, LLC, as a Servicer
MAYFIELD DAIRY FARMS, LLC, as a Servicer
MIDWEST ICE CREAM COMPANY, LLC, as a Servicer
MODEL DAIRY, LLC, as a Servicer
REITER DAIRY, LLC, as a Servicer
SHENANDOAH’S PRIDE, LLC, as a Servicer
SOUTHERN FOODS GROUP, LLC, as a Servicer
TUSCAN/LEHIGH DAIRIES, INC., as a Servicer
VERIFINE DAIRY PRODUCTS OF SHEBOYGAN, LLC, as a Servicer

By	/s/ Timothy A. Smith
Name:	Timothy A. Smith
Title:	Senior Vice President, Finance and Treasurer

[Signature Page to Amendment No.1 to Sixth Amended and Restated Receivables Purchase Agreement]

EXHIBIT A to Amendment No. 1

[Attached]

Annex A to Exhibit I

Financial Covenants and Related Definitions

*** Capitalized terms used in this Annex A to Exhibit I but not otherwise defined herein shall have, solely for purposes of this Annex A to Exhibit I, the respective meanings given to such terms in the Dean Credit Agreement as in effect on the date hereof, without giving effect to any amendment, restatement, modification or waiver thereof, or refinancing or replacement thereof, in each case, that has not been consented to in writing by the Administrative Agent and the Required Purchasers.***

Financial Covenants

Leverage Ratio. The Borrower shall not permit the Leverage Ratio as of the end of each of its fiscal quarters set forth below to be greater than the ratio set forth opposite such fiscal quarter:

Fiscal Quarter Ended On or About	Leverage Ratio

June 30, 2014	4.00 to 1.00

September 30, 2014	5.25 to 1.00

December 31, 2014	5.25 to 1.00

March 31, 2015	5.00 to 1.00

June 30, 2015	4.50 to 1.00

September 30, 2015 and thereafter	4.00 to 1.00

Senior Secured Leverage Ratio. The Borrower shall not permit the Senior Secured Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than 2.50 to 1.00.

Interest Coverage Ratio. The Borrower shall not permit the Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 3.00 to 1.00.

Definitions

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders under the Dean Credit Agreement.

“Affiliate” means with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding the foregoing, (a) no individual shall be an Affiliate solely by reason of his or her being a director, officer or employee of the

Annex A to Exhibit I-15

Borrower or any of its Subsidiaries, and (b) none of the Restricted Subsidiaries of the Borrower shall be considered Affiliates. For purposes of this Annex A to Exhibit I, all Unrestricted Subsidiaries shall be considered Affiliates of the Borrower and its Restricted Subsidiaries.

“Aggregate Commitment” means the aggregate of the Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions of the Dean Credit Agreement. As of the Effective Date, the Aggregate Commitment is $750,000,000.

“Applicable Percentage” means, with respect to any Lender, a percentage equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment; provided that, in the case of Section 2.21 of the Dean Credit Agreement when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Asset Sale” means any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Borrower or any Material Restricted Subsidiary, other than (i) Excluded Dispositions and Specified Sales, (ii) sales, transfers or dispositions described in Section 6.05(b), 6.05(c), 6.05(d), 6.05(f), 6.05(g), 6.05(h) or 6.05(i) of the Dean Credit Agreement and (iii) any Equity Issuance.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04 of the Dean Credit Agreement), and accepted by the Administrative Agent, in the form of Exhibit A to the Dean Credit Agreement or any other form approved by the Administrative Agent.

“Attributed Principal Amount” means, on any day, with respect to any Permitted Receivables Financing entered into by any Loan Party, the aggregate amount (with respect to any such transaction, the “Invested Amount”) paid to, or borrowed by, such Person as of such date under such Permitted Receivables Financing, minus the aggregate amount received by the applicable Receivables Financier and applied to the reduction of the Invested Amount under such Permitted Receivables Financing.

“Available Revolving Commitment” means, at any time, the Aggregate Commitment then in effect minus the Revolving Exposure of all Lenders at such time.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a

Annex A to Exhibit I-15

Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Borrower” means Dean Foods Company, a Delaware corporation.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease” means any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Captive Insurance Company” means any Subsidiary of the Borrower that is organized and subject to regulation as an insurance company, or the principal purpose of which is to procure insurance for the benefit of the Borrower and/or its Restricted Subsidiaries.

“Cash Equivalents” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(b) investments in (1) commercial paper and variable or fixed rate notes issued by (A) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (B) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank described in this clause (b) being an “Approved Bank”) (or by the parent company thereof) or (2) any commercial paper or variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s, and in each case maturing within 270 days from the date of acquisition thereof;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any Approved Bank;

Annex A to Exhibit I-15

(d) repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (b) above;

(e) auction preferred stock rated in the highest short-term credit rating category by S&P or Moody’s with a maximum maturity of one year, for which the reset date will be used to determine the maturity date; and

(f) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans under the Dean Credit Agreement, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure under the Dean Credit Agreement, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09 of the Dean Credit Agreement, (b) increased from time to time pursuant to Section 2.04 of the Dean Credit Agreement and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 of the Dean Credit Agreement.

“Consolidated EBITDA” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, an amount equal to: (a) Consolidated Net Income for such period plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for, without duplication: (i) Consolidated Interest Expense, (ii) provision for taxes based on income, profits or capital of the Borrower and its Restricted Subsidiaries, including, without limitation, federal, state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period including penalties and interest related to such taxes or arising from any tax examinations, (iii) depreciation and amortization expense and other non-cash charges, expenses or losses (except for any such expense that requires accrual of a reserve for anticipated future cash payments for any period), (iv) pro forma cost savings add-backs resulting from non-recurring charges related to Permitted Acquisitions or dispositions as permitted pursuant to Regulation S-X of the Securities Exchange Act of 1934 or as approved by the Administrative Agent, (v) non-recurring, cash charges, expenses or losses (including, for the avoidance of doubt, non-recurring, cash charges, expenses or losses constituting restructuring charges or reserves, costs related to the closure and/or consolidation of facilities, contract termination costs and severance expenses) not exceeding $15,000,000 in any four fiscal quarter period, (vi) any contingent or deferred payments (including earn-out payments, non-compete payments and consulting payments but excluding ongoing royalty payments) made in connection with any Permitted Acquisition, (vii) any extraordinary or unusual charges or expenses (including amounts paid on early terminations of Swap Agreements), (viii) non-cash losses from foreign exchange translation adjustments or Swap Agreements during such period and (ix) the fees and expenses paid to third parties during such period that directly arise out of and are incurred in connection

Annex A to Exhibit I-15

with any Permitted Acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed, and including transaction expenses incurred in connection therewith) or early extinguishment of Indebtedness to the extent such items were subject to capitalization prior to the effectiveness of Financial Accounting Standards Board Statement No. 141R “Business Combinations” but are required under such statement to be expensed currently, minus (c) the following to the extent included in the determination of Consolidated Net Income for such period, without duplication: (i) non-cash credits, income or gains, including non-cash gains from foreign exchange translation adjustments or Swap Agreements during such period, (ii) any extraordinary or unusual income or gains (including amounts received on early terminations of Swap Agreements), and (iii) any federal, state, local and foreign income tax credits, plus (d) [intentionally omitted], plus (e) other adjustments to Consolidated EBITDA reasonably acceptable to the Administrative Agent. “Consolidated EBITDA” shall not include income (or loss) attributable to non-controlling interests in Restricted Subsidiaries that are not Subsidiary Guarantors, but shall include income (or loss) attributable to non-controlling interests in Restricted Subsidiaries that are Subsidiary Guarantors. In addition, to the extent that for any period the portion of Consolidated EBITDA attributable to Material Restricted Subsidiaries that are Domestic Subsidiaries but that are not Subsidiary Guarantors exceeds 10% of Consolidated EBITDA (such amount in excess of 10% of Consolidated EBITDA, the “Excess EBITDA”), then such Excess EBITDA shall be excluded from the calculation of Consolidated EBITDA. Notwithstanding the foregoing, Consolidated EBITDA (i) for the four fiscal quarter period ended March 31, 2013 shall be equal to the Consolidated EBITDA for the three month period ended March 31, 2013 multiplied by four (4), (ii) for the four fiscal quarter period ended June 30, 2013 shall be equal to the Consolidated EBITDA for the six month period ended June 30, 2013 multiplied by two (2) and (iii) for the four fiscal quarter period ended September 30, 2013 shall be equal to the Consolidated EBITDA for the nine month period ended September 30, 2013 multiplied by four thirds (4/3).

“Consolidated Funded Indebtedness” means, as of any date of determination with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, without duplication, the sum of: (a) the outstanding principal amount of all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments or upon which interest payments are customarily made; (b) all obligations arising under letters of credit (including standby and commercial but excluding letters of credit to the extent such letters of credit have been cash collateralized) and bankers’ acceptances, but only to the extent consisting of unpaid reimbursement obligations in respect of drawn amounts under letters of credit or bankers’ acceptance facilities; (c) all attributable indebtedness under Capital Leases, synthetic leases, account receivables securitization programs (including Permitted Receivables Financings), off-balance sheet loans or similar off-balance sheet financing products; (d) all obligations under conditional sale or other title retention agreements relating to assets purchased (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (e) all obligations issued or assumed as the deferred

Annex A to Exhibit I-15

purchase price of assets or services purchased (other than contingent earn-out payments and other contingent deferred payments to the extent not fixed and payable, and trade debt incurred in the ordinary course of business and due within six (6) months of the incurrence thereof) which would appear as liabilities on a balance sheet; (f) all preferred Equity Interests issued and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration; (g) all Guarantees with respect to outstanding Indebtedness of the type specified in clauses (a) through (f) above of another Person; (h) all Indebtedness of the type specified in clauses (a) through (f) above of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, assets owned or acquired by the Borrower or a Restricted Subsidiary, whether or not the obligations secured thereby have been assumed; and (i) all Indebtedness of the types referred to in clauses (a) through (h) above of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or similar limited liability entity organized under the Laws of a jurisdiction other than the United States or a state thereof) in which the Borrower or any of its Restricted Subsidiaries is a general partner or joint venturer, except to the extent that Indebtedness is expressly made non-recourse to such Person. For the avoidance of doubt, Consolidated Funded Indebtedness shall exclude Hybrid Equity Securities issued by the Borrower or any Subsidiary. For purposes of this Annex A to Exhibit I, the definition of “Consolidated Funded Indebtedness” shall exclude any Indebtedness under the Contingent Subordinated Obligation until such Indebtedness is reflected as a liability or contingent obligation on the consolidated balance sheet of the Borrower.

“Consolidated Interest Expense” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis without duplication, the following (in each case as determined in accordance with GAAP): (a) all interest in respect of Indebtedness (including the interest component of synthetic leases, account receivables securitization programs, off-balance sheet loans or similar off-balance sheet financing products) accrued during such period (whether or not actually paid during such period) and costs of surety bonds, in each case determined after giving effect to any net payments made or received under interest rate Swap Agreements minus (b) the sum of (i) all interest income during such period and (ii) to the extent included in clause (a) above, the amount of write-offs or amortization of deferred financing fees, commissions, fees and expenses, and amounts paid (or plus any amounts received) on early terminations of Swap Agreements. Notwithstanding the foregoing, Consolidated Interest Expense (i) for the four fiscal quarter period ended March 31, 2013 shall be equal to the Consolidated Interest Expense for the three month period ended March 31, 2013 multiplied by four (4), (ii) for the four fiscal quarter period ended June 30, 2013 shall be equal to the Consolidated Interest Expense for the six month period ended June 30, 2013 multiplied by two (2) and (iii) for the four fiscal quarter period ended September 30, 2013 shall be equal to the Consolidated Interest Expense for the nine month period ended September 30, 2013 multiplied by four-thirds (4/3).

“Consolidated Net Income” means, for any period, net income after taxes for such period of the Borrower and its Restricted Subsidiaries on a consolidated basis, as determined in accordance with GAAP. Except as otherwise provided in this Annex A to

Annex A to Exhibit I-15

Exhibit I, the applicable period shall be for the four (4) consecutive quarters ending as of the date of computation.

“Consolidated Senior Secured Indebtedness” means, as of any date, Consolidated Funded Indebtedness that is secured by a Lien on any assets of the Borrower or any of its Restricted Subsidiaries.

“Contingent Subordinated Obligation” means the contingent subordinated obligation described on Schedule 6.01 to the Dean Credit Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto,

“D4E Debt” means unsecured Indebtedness incurred by the Borrower and Guaranteed by one or more of the Subsidiary Guarantors in connection with any one or more contemplated exchanges of such Indebtedness for shares of the Class A common stock of The WhiteWave Foods Company held by the Borrower; provided that the aggregate outstanding principal amount of D4E Debt shall not exceed $700,000,000 at any time or such greater amount as may be approved by the Administrative Agent in its reasonable discretion.

“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within three Business Days of the date required to be funded by it under the Dean Credit Agreement unless such Lender’s failure to fund is based on such Lender’s good faith determination that the conditions precedent to each funding under this Agreement have not been satisfied and such Lender has notified the Administrative Agent in writing of such determination, (b) notified the Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender in writing that it does not intend or expect to comply with any of its funding obligations under the Dean Credit Agreement or has made a public statement to the effect that it does not intend or expect to comply with its funding obligations (i) under the Dean Credit Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under the Dean Credit Agreement cannot be satisfied) or (ii) under other agreements in which it is obligated to extend credit unless, in the case of this clause (ii), such obligation is subject to a good faith dispute, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of the Dean Credit Agreement relating to its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans unless subject to a good faith dispute based on such Lender’s good faith determination that the conditions precedent to funding under this Agreement have not been satisfied and such Lender has notified the Administrative Agent in writing of such determination, provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent, any Issuing

Annex A to Exhibit I-15

Bank or any other Lender any other amount required to be paid by it under the Dean Credit Agreement within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) has become the subject of a Bankruptcy Event.

“Domestic Subsidiary” means any Subsidiary that is incorporated or organized under the laws of the United States of America, any state thereof or in the District of Columbia.

“Effective Date” means the date on which the conditions specified in Section 4.01 of the Dean Credit Agreement are satisfied (or waived in accordance with Section 9.02 of the Dean Credit Agreement).

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means any issuance by the Borrower or any of its Restricted Subsidiaries to any Person which is not the Borrower or a Subsidiary of (a) shares of its Equity Interests or Hybrid Equity Securities (excluding issuances of Equity Interests to directors, officers, consultants or other employees under any equity award program, employee stock purchase plan or other employee benefit plan in existence from time to time), (b) any shares of its Equity Interests pursuant to the exercise of options (excluding for purposes of this Annex A to Exhibit I the issuance of Equity Interests pursuant to the exercise of stock options held by directors, officers, consultants or other employees or former employees of the Loan Parties or personal representatives or heirs or beneficiaries of any of them) or warrants or (c) any shares of its Equity Interests or Hybrid Equity Securities pursuant to the conversion of any debt securities to equity.

“Excluded Dispositions” means the sale, transfer, or other disposition of (a) any motor vehicles or other equipment no longer used or useful in the business of the Borrower or any of its Restricted Subsidiaries, (b) any inventory, materials and other assets in the ordinary course of business and on ordinary business terms, and (c) Cash Equivalents described in clause (a) of the definition thereof.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

Annex A to Exhibit I-15

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting regulatory capital rules or standards (including, without limitation, the Basel Committee on Banking Supervision or any successor or similar authority thereto).

“Guarantee” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase assets, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. For purposes of this Annex A to Exhibit I, the amount of any Guarantee shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Hybrid Equity Securities” means any securities issued by the Borrower, any Subsidiary or a financing vehicle of the Borrower or any Subsidiary that (i) are classified as possessing a minimum of “intermediate equity content” by S&P and Basket C equity credit by Moody’s and (ii) other than solely through the issuance of Equity Interests, (a) require no repayments or prepayments and no redemptions, repurchases, sinking fund payments or defeasement and (b) do not otherwise provide for (1) any obligations thereunder or in connection therewith to become due prior to their scheduled maturity or (2) an ability (with or without the giving of notice, the lapse of time or both) for the holder or holders of any such securities or any trustee or agent on its or their behalf to cause any such obligations to become due, in each case, prior to at least 91 days after the Maturity Date.

“Incremental Term Loans” has the meaning assigned to such term in Section 2.04 of the Dean Credit Agreement.

“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.04 of the Dean Credit Agreement.

Annex A to Exhibit I-15

“Indebtedness” means, as of any date of determination with respect to any Person, without duplication: (a) the outstanding principal amount of all obligations for borrowed money, whether current or long-term and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments or upon which interest payments are customarily made; (b) the maximum amount of all letters of credit (including standby and commercial) and bankers’ acceptances, including unpaid reimbursement obligations in respect of drawn amounts under letters of credit or bankers’ acceptance facilities; (c) all attributable indebtedness under Capital Leases, synthetic leases, account receivables securitization programs (including Permitted Receivables Financings), off-balance sheet loans or similar off-balance sheet financing products; (d) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (e) all obligations issued or assumed as the deferred purchase price of assets or services purchased (other than contingent earn-out payments and other contingent deferred payments to the extent not fixed and payable, and trade debt incurred in the ordinary course of business and due within six (6) months of the incurrence thereof) which would appear as liabilities on a balance sheet; (f) all preferred Equity Interests issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration; (g) all obligations of such Person under take-or-pay or similar arrangements; (h) all net obligations of such Person under Swap Agreements; (i) all Guarantees with respect to outstanding Indebtedness of the type specified in clauses (a) through (h) above of another person; (j) all Indebtedness of the type specified in clauses (a) through (i) above of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; and (k) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venture, except to the extent that Indebtedness is expressly made non-recourse to such Person.

“Interest Coverage Ratio” means, the ratio, determined as of the end of each of fiscal quarter of the Borrower for the most-recently ended four fiscal quarters, of (a) Consolidated EBITDA to (b) Consolidated Interest Expense paid or payable in cash minus any Consolidated Interest Expense in respect of the D4E Debt paid or payable in cash, all calculated for the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

“Issuing Bank” means each of JPMorgan Chase Bank, N.A. and Bank of America, N.A. in its capacity as an issuer of Letters of Credit under the Dean Credit Agreement, and its successors in such capacity as provided in Section 2.06(i) of the Dean Credit Agreement. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial

Annex A to Exhibit I-15

precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case having the force of law.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on the Commitment Schedule to the Dean Credit Agreement and any other Person that shall have become a Lender under the Dean Credit Agreement pursuant to Section 2.04 of the Dean Credit Agreement or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party thereto pursuant to an Assignment and Assumption.

“Letters of Credit” means any letter of credit issued pursuant to the Dean Credit Agreement.

“Leverage Ratio” means, on any date, the ratio of (a) Consolidated Funded Indebtedness on such date, minus (i) unrestricted cash and Cash Equivalents, after giving effect to any adjustments for international tax effects at an assumed withholding rate of 35% (or such lesser statutory rate as may be in effect from time to time), as applicable, in an aggregate amount not to exceed $100,000,000 to the extent held by the Borrower and the Restricted Subsidiaries on a consolidated basis on such date and (ii) to the extent not deducted pursuant to the preceding clause (a)(i), unrestricted cash and Cash Equivalents in an amount equal to any D4E Debt outstanding as of the end of the applicable fiscal quarter of the Borrower (or outstanding at any time for purposes of determining the Leverage Ratio on a Pro Forma Basis) to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date). For purposes of this Annex A to Exhibit I, proceeds from Equity Issuances described in Section 6.04(r) of the Dean Credit Agreement shall be deemed not to be “unrestricted cash and Cash Equivalents.”

“Liens” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

Annex A to Exhibit I-15

“Liquidity” means, as of any time, the sum of (a) the Available Revolving Commitment at such time, but only to the extent available to be drawn as Loans under the Dean Credit Agreement in compliance (including compliance on a Pro Forma Basis) with Section 6.11 and the other provisions of the Dean Credit Agreement, plus (b) amounts available to be drawn under any Permitted Receivables Financing in compliance (including compliance on a Pro Forma Basis) with Section 6.11 and the other provisions of the Dean Credit Agreement, plus (c) the unrestricted cash and Cash Equivalents, after giving effect to any adjustments for international tax effects at an assumed withholding rate of 35% (or such lesser statutory rate as may be in effect from time to time), as applicable, to the extent held by the Borrower and the Restricted Subsidiaries on a consolidated basis as of such time.

“Loan Documents” means the Dean Credit Agreement, any promissory notes issued pursuant to the Dean Credit Agreement, any Letter of Credit applications, the Collateral Documents identified in the Dean Credit Agreement, the Subsidiary Guaranty and all other agreements, instruments, documents and certificates identified in Section 4.01 of the Dean Credit Agreement executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with the Dean Credit Agreement or the transactions contemplated thereby, including any Incremental Term Loan Amendment.

“Loan Parties” means the Borrower and the Subsidiary Guarantors.

“Loans” means the loans and advances made by the Lenders pursuant to the Dean Credit Agreement, including Swingline Loans and Incremental Term Loans

“Material Indebtedness” means (i) the Contingent Subordinated Obligation and (ii) Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “obligations” of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Restricted Subsidiary” means (i) each Restricted Subsidiary that is a borrower or guarantor of any Material Indebtedness or a guarantor of any Indebtedness under the Senior Notes, (ii) any other Restricted Subsidiary (other than a Receivables Financing SPC) with assets of $500,000 or more and (iii) any other Restricted Subsidiary that owns any material domestic intellectual property; provided, however, if the aggregate assets of Restricted Subsidiaries (other than Receivables Financing SPCs) that are not Material Restricted Subsidiaries at any time exceeds $10,000,000, the Borrower shall designate one or more of such Restricted Subsidiaries as Material Restricted Subsidiaries such that, after giving effect to such

Annex A to Exhibit I-15

designations, the aggregate assets of Restricted Subsidiaries (other than Receivables Financing SPCs) that are not Material Restricted Subsidiaries shall be less than $10,000,000.

“Maturity Date” means July 2, 2018 or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms of the Dean Credit Agreement.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, the Issuing Banks or to any Issuing Bank or any indemnified party arising under the Loan Documents.

“Permitted Acquisition” means an acquisition by the Borrower or any of its Restricted Subsidiaries which (i) is an acquisition of a Person or assets of a Person in a line of business permitted by Section 6.03(b) of the Dean Credit Agreement, (ii) both immediately before and immediately after giving effect to such acquisition, no Default exists, (iii) after giving effect to such acquisition on a Pro Forma Basis, (x) the Leverage Ratio (1) is less than or equal to 3.50 to 1.00 or (2) if greater than 3.50 to 1.00, the cash consideration in such acquisition is permitted under the Annual Investment Limitation contained in Section 6.04(t) of the Dean Credit Agreement, and (y) the Borrower and its Restricted Subsidiaries are in compliance with each of the financial covenants set forth in Sections 6.11(b) and 6.11(c) of the the Dean Credit Agreement; (iv) is approved by the board of directors (or similar governing body) or the requisite shareholders (or other equityholders) of the Person being acquired or Person transferring the assets being acquired, (v) if an acquisition of Equity Interests of a Person, greater than fifty percent (50%) of all issued and outstanding Equity Interests of such Person is acquired, (vi) after giving effect to such acquisition, the Liquidity of the Borrower and its Restricted Subsidiaries shall not be less than $100,000,000, and (vii) unless otherwise agreed to by the Administrative Agent, each Person acquired shall become a Restricted Subsidiary.

“Permitted Receivables Financing” means any one or more receivables financings in which (a) any Loan Party or any Restricted Subsidiary (i) sells (as determined in accordance with GAAP) any accounts (as defined in the Uniform Commercial Code as in effect in the State of New York), payment intangibles (as defined in the Uniform Commercial Code as in effect in the State of New York), notes receivable, rights to future lease payments or residuals (collectively, together with certain property relating thereto and the right to collections thereon, being the “Transferred Assets”) to any Person that is not a Subsidiary or Affiliate of the Borrower (with respect to any such transaction, the “Receivables Financier”), (ii) borrows from such Receivables Financier and secures such borrowings by a pledge of such Transferred Assets and/or (iii) otherwise finances its acquisition of such Transferred Assets and, in connection therewith, conveys an interest in such Transferred Assets to the Receivables Financier or (b) any Loan Party or any Restricted Subsidiary sells, conveys or otherwise contributes any Transferred Assets to a Receivables Financing SPC, which Receivables Financing SPC then (i) sells (as determined in accordance with GAAP) any such Transferred Assets (or an interest therein) to any Receivables Financier, (ii) borrows from such Receivables Financier and secures such borrowings by a pledge of such Transferred Assets or (iii) otherwise finances its

Annex A to Exhibit I-15

acquisition of such Transferred Assets and, in connection therewith, conveys an interest in such Transferred Assets to the Receivables Financier; provided that (a) the aggregate Attributed Principal Amount for all such financings shall not at any time exceed $750,000,000 and (b) such financings shall not involve any recourse to any Loan Party or any Restricted Subsidiary for any reason other than (x) repurchases of non-eligible assets or (y) indemnifications for losses other than credit losses related to the Transferred Assets.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity

“Pro Forma Basis” means, with respect to any transaction, that for purposes of calculating the financial covenants set forth in this Annex A to Exhibit I, such transaction shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which financial statements were required to be delivered pursuant to Section 5.01(a) or 5.01(b) of the Dean Credit Agreement (or, prior to the delivery of the first financial statements following the Effective Date pursuant to Section 5.01 of the Dean Credit Agreement, as of the first day of the most recent four fiscal quarter period ending on the last day of the most recent quarter for which financial statements have been delivered to the Administrative Agent prior to the Effective Date). In connection with the foregoing, (a) with respect to the incurrence of any Indebtedness, such Indebtedness shall be deemed to have been incurred as of the first day of the applicable period, (b) with respect to any Asset Sale or Recovery Event, (i) income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period, and (c) with respect to any Permitted Acquisition, (i) income statement and cash flow statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (a) such items are not otherwise included in such income statement and cash flow statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 of the Dean Credit Agreement and (b) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by any Loan Party or any Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Receivables Financier” shall have the meaning set forth in the definition of Permitted Receivables Financing.

“Receivables Financing SPC” means, in respect of any Permitted Receivables Financing, any Subsidiary or Affiliate of the Borrower to which any Loan Party sells,

Annex A to Exhibit I-15

contributes or otherwise conveys Transferred Assets in connection with such Permitted Receivables Financing and each general partner of any such Subsidiary or Affiliate.

“Recovery Event” means the receipt by the Borrower or any of its Restricted Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.

“Restricted Subsidiaries” means the Subsidiaries of the Borrower other than the Unrestricted Subsidiaries.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.01 of the Dean Credit Agreement.

“Senior Notes” means (i) those certain Senior Debt Securities issued pursuant to the Indenture dated as of January 15, 1995 by and between Dean Holding Company and Bank of America Illinois, as trustee, in an aggregate outstanding principal amount of $142,000,000 as of the Effective Date, (ii) those certain 7% Senior Notes due 2016 issued pursuant to the terms of the Indenture dated as of May 15, 2006 by and between the Borrower, the guarantors listed therein and The Bank of New York Trust Company, as trustee, in an aggregate principal amount of $500,000,000 and (iii) those certain 9.75% Senior Notes due 2018 issued pursuant to the terms of Supplemental Indenture No. 6 dated as of December 16, 2010 (Supplemental to the Indenture dated as of May 15, 2006) by and between the Borrower, the guarantors listed therein and the Bank of New York Trust Company, as trustee, in an aggregate principal amount of $400,000,000.

“Senior Secured Leverage Ratio” means, on any date, the ratio of (a) Consolidated Senior Secured Indebtedness on such date, minus unrestricted cash and Cash Equivalents, after giving effect to any adjustments for international tax effects at an assumed withholding rate of 35% (or such lesser statutory rate as may be in effect from time to time), as applicable, in an aggregate amount not to exceed $100,000,000 to the extent held by the Borrower and the Restricted Subsidiaries on a consolidated basis on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date). For purposes of this Agreement, proceeds from Equity Issuances described in Section 6.04(r) of the Dean Credit Agreement shall be deemed not to be “unrestricted cash and Cash Equivalents.”

“Specified Sale” means (a) the sale, transfer, lease or other disposition of inventory and materials in the ordinary course of business, (b) the sale, transfer, lease or other disposition of obsolete or worn-out property or assets in the ordinary course of business, (c) the sale, transfer or other disposition of cash or Cash Equivalents, (d) the sale, transfer or other

Annex A to Exhibit I-15

disposition of Equity Interests of Unrestricted Subsidiaries, (e) dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business and (f) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guarantors” means each Material Restricted Subsidiary that becomes a party to a Subsidiary Guaranty (including pursuant to a joinder or supplement thereto.

“Subsidiary Guaranty” means that certain Guaranty dated as of the Effective Date (including any and all supplements thereto) and executed by each Subsidiary Guarantor, and any other guaranty agreements as are requested by the Administrative Agent and its counsel, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (other than in respect of Equity Interests of the Borrower), in each case entered into to hedge or mitigate risks to which the Borrower or any Subsidiary reasonably believes it has actual exposure or entered into in order to effectively cap, collar or exchange interest rates; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Loan” means a Loan made pursuant to Section 2.05 of the Dean Credit Agreement.

“Transferred Assets” shall have the meaning set forth in the definition of Permitted Receivables Financing.

Annex A to Exhibit I-15

“Unrestricted Subsidiaries” means (a) Azuis Holding B.V., Carnival Ice Cream, N.V., Cascade Equity Realty, LLC, Dairy Information Systems Holdings, LLC, Dairy Information Systems, LLC, Dean Foods Foundation, Dean International Holding Company, Dean Puerto Rico Holdings, LLC, DF-AP, LLC, DF-AP #1 LLC, DFC Aviation Services, LLC, DFC Energy Partners, LLC, DGI Ventures, Inc., Franklin Holdings, Inc., Franklin Plastics, Inc., Importadora y Distribuidora Dean Foods, S.A. de C.V. and Tenedora Dean Foods Internacional, S.A. de C.V., (b) each Captive Insurance Company and (c) any other Subsidiary of the Borrower designated by the Borrower as such in writing in accordance with Section 5.10(e) of the Dean Credit Agreement; it being understood and agreed that (i) the term “Unrestricted Subsidiary” shall include all Subsidiaries of any such designated Subsidiary, and (ii) any Unrestricted Subsidiary may subsequently be designated by the Borrower as a Restricted Subsidiary subject to the terms of Section 5.10(e) of the Dean Credit Agreement.

Annex A to Exhibit I-15